                                                                   Exhibit 10.14

                              MARCO HI-TECH JV LTD.
                                 ONE PENN PLAZA
                                   SUITE 2514
                               NEW YORK, NY 10119

January 5, 2006

Dear John:

     On behalf of Marco  Hi-Tech JV, Ltd.,  (the  "Company"),  we are pleased to offer you the  position of director to the  Company.  You will be elected to the
Company's Board of Directors  promptly upon  acceptance of this letter.  For the duration of your association  with the Company,  you will devote such time as is reasonably  required to participate in Board of Directors  meetings and affairs, and  such  skill  and  attention  to your  duties  and  responsibilities  as the
Company's  independent member and audit committee chairman and will perform them faithfully,  diligently and competently. You will not be expected to provide any specific  obligation  of time other  than as is  required  to provide  the above described benefits to the Company. Generally, your responsibilities will include acting  as  independent  member  of  Board  of  Directors;  meetings;  assisting management on an oversight  basis;  assist in strategic  planning and decisions;
and  other  responsibilities  designated  by the board of  directors.  Upon your agreement as indicated by your execution of this agreement  below on or prior to the date  indicated,  you will have  consented to your  appointment as set forth
herein,   which  will  become  effective  upon  the  closing  of  the  currently contemplated private placement and reverse-merger  anticipated during the second week of January,  2006 and shall be entitled  to the  benefits  herein upon such appointment.

     You will receive a directors  fee of $40,000 per year,  payable  quarterly.
You will also be entitled to the  benefits  that the Company  customarily  makes available to its directors, if any, and will be responsible for establishing the
Company's  benefit  plans  as soon as  practicable  after  your  appointment  as director,  including  employee and  director  incentive  stock plans.  Under the
Company's non-employee  directors plan expected to be adopted  contemporaneously with your appointment, you will be awarded a five-year option to purchase 50,000 shares of the  Company's  common  stock at a purchase  price of $2.50 per share;
16,666  shares  of  which  will  vest   immediately  (or  six  months  following
appointment  in  order  for the  plans to  comply  with  Rule  16b-3  under  the
Securities  Exchange Act of 1934);  and 16,666 shares of which will vest on each of the second and third anniversaries of the date of appointment.

     In addition,  subject to approval of the Company's Board of Directors, you, will have a one-time  right to purchase up to $50,000 of shares of the Company's
Common Stock (the "Shares") at a purchase price of $1.50 per share,  which shall not be a conditioned to your  acceptance of your  appointment to the position of director,  provided that your  subscription must be received prior to closing of the  private  placement  and  reverse-merger.  The  Shares  will be  subject  to repurchase by the Company at the Company's option at the original purchase price
(the "Repurchase Right") within one year following  termination of your position with the  Company,  should  you not  continue  as a director  through  the first anniversary of your  appointment.  The Shares will be sold pursuant to customary documentation for a private transaction and must close prior to the contemplated private  placement  which is expected to close the second week of January  2006, and not later than the date of appointment to the position of director.

     If your  position  with the  Company  is  involuntarily  terminated  by the
Company other than for Cause (as defined below), the Repurchase Right will lapse
(in  addition  to any  options  that  already  have  vested over the time period between  your  appointment  and the  removal).  "Cause"  means:  (a) willful and repeated failure to comply with the lawful directions of the Board of Directors;
(b) gross negligence or willful  misconduct in the performance of your duties to the Company; (c) commission of any act of fraud against, or the misappropriation of material  property  belonging to the Company,  or breach of contract with the
Company;  or (d)  conviction  of a crime  that is  materially  injurious  to the business or reputation of the Company,  in each case as determined in good faith by the Board of Directors.

     As a  shareholder  of the  Company,  you will not have  preemptive  rights.
However,  for so long as you  remain a director  of the  Company,  whenever  the
Company  issues stock in order to raise capital  through a private  placement of underwritten public offering, you agree that you shall agree to the terms of any reasonable  "lock-up"  or  other  agreement  that  is  requested  of the  senior management  of the Company  and to the same  extent that such senior  management agree.  In  addition to the  foregoing,  you agree that for a period of one year following the contemplated  reverse-merger and private placement, you will enter into an  equivalent  lock-up  agreement  as will the  senior  management  of the
Company with respect to their owned shares.

     The  Company  will  acquire and  maintain  director  and officer  liability insurance coverage in an amount of approximately $3 million.

     We hope that you and the Company  will find mutual  satisfaction  with your
Association  with the Company.  All of us at the Company are very excited  about
you  joining  our  team  and  look  forward  to  a  beneficial   and   rewarding
relationship.

     The  Company  asks that you  complete  a  standard  form  "Confidentiality,
Agreement."  The terms of the agreement will be reasonably  satisfactory to you, particularly in light of your other associations.

     Should you have any  questions  with  regard to any of the items  indicated
above,  please call me. It is my understanding  that your appointment will be as soon as practicable  taking into account your  subscription  for Shares.  Kindly

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indicate your consent to the terms contained in this offer letter by signing and returning a copy to us by January 6, 2006.

Sincerely,

Marco Hi-Tech JV Ltd.

/s/ Reuben Seltzer
----------------------
Reuben Seltzer, CEO

Agreed to and accepted:

/s/ John Abernathy                      1/06/06
----------------                    --------------
John Abernathy                          Date

This offer is subject to  withdrawal  by the Company  prior to  acceptance,  and expires if not accepted by January 6, 2006.

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